Vantage Drilling Company Reports First Quarter 2014 Results

HOUSTON, TX--(MARKET WIRE)-May 6, 2014 -- Vantage Drilling Company ("Vantage" or the "Company") (NYSE MKT: VTG) reports net income for the three months ended March 31, 2014 of $24.8 million or $0.07 per diluted share as compared to a net loss of $24.9 million or ($0.08) per diluted share excluding approximately $98.3 million of charges for the early retirement of debt, for the three months ended March, 31, 2013. Including the charges for the early retirement of debt for the three months ended March 31, 2013, the Company reported a net loss of $123.2 million or ($0.41) per diluted share.

Paul Bragg, Chairman and Chief Executive Officer, commented, "We are pleased to announce another strong quarter of operating results. We also made good initial progress on our debt reduction plan, paying down almost $30 million during the quarter and we remain on track to reach our goal for 2014 given our contracted backlog and high operating efficiency across the fleet."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer, as well as an additional ultra-deepwater drillship, the Cobalt Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700

Vantage Drilling Company
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues
Contract drilling services	$ 214,932	$ 134,664
Management fees	4,582	3,198
Reimbursables	12,951	9,139
Total revenues	232,465	147,001
Operating costs and expenses
Operating costs	101,722	75,317
General and administrative	8,115	7,427
Depreciation	31,625	24,861
Total operating costs and expenses	141,462	107,605
Income from operations	91,003	39,396
Other income (expense)
Interest income	13	96
Interest expense and other financing charges	(54,487)	(59,662)
Loss on debt extinguishment	(106)	(98,327)
Other, net	779	901
Total other income (expense)	(53,801)	(156,992)
Income (loss) before income taxes	37,202	(117,596)
Income tax provision	12,378	5,605
Net income (loss)	$ 24,824	$ (123,201)

Earnings (loss) per share
Basic	$ 0.08	$ (0.41)
Diluted	$ 0.07	$ (0.41)

Vantage Drilling Company
Supplemental Operating Data
(Unaudited, in thousands, except percentages)

	Three Months Ended March 31,
	2014	2013
Operating costs and expenses
Jackups	$ 23,760	$ 21,845
Deepwater	55,810	36,723
Operations support	10,759	7,984
Reimbursables	11,393	8,765
	$ 101,722	$ 75,317

Utilization
Jackups	100.0%	98.4%
Deepwater	96.5%	88.5%

Vantage Drilling Company
Consolidated Balance Sheet
(In thousands, except par value information)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 65,261	$ 54,686
Restricted cash	-	2,125
Trade receivables	216,639	168,654
Inventory	58,875	55,804
Prepaid expenses and other current assets	20,456	23,717
Total current assets	361,231	304,986
Property and equipment
Property and equipment	3,482,799	3,472,407
Accumulated depreciation	(313,334)	(281,759)
Property and equipment, net	3,169,465	3,190,648
Other assets
Investment in joint venture	32,374	32,482
Other assets	96,018	100,027
Total other assets	128,392	132,509
Total assets	$ 3,659,088	$ 3,628,143

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 62,906	$ 66,860
Accrued liabilities	133,245	97,481
Current maturities of long-term debt and revolving credit agreement	53,500	63,500
Total current liabilities	249,651	227,841
Long-term debt, net of discount of $36,486 and $39,325	2,835,514	2,852,050
Other long-term liabilities	41,502	42,796
Commitments and contingencies
Shareholders' equity
Preferred shares, $0.001 par value, 10,000 shares authorized; none issued or outstanding	-	-
Ordinary shares, $0.001 par value, 500,000 shares authorized; 305,997 and 304,101 shares issued and outstanding	306	304
Additional paid-in capital	899,067	896,928
Accumulated deficit	(366,952)	(391,776)
Total shareholders' equity	532,421	505,456
Total liabilities and shareholders' equity	$ 3,659,088	$ 3,628,143

Vantage Drilling Company
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ 24,824	$ (123,201)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	31,625	24,861
Amortization of debt financing costs	2,964	3,995
Amortization of debt discount (premium)	2,839	(97)
Non-cash loss on debt extinguishment	106	6,070
Share-based compensation expense	2,141	2,069
Deferred income tax expense (benefit)	(57)	778
Equity in loss of joint venture	108	133
Loss on disposal of assets	104	1
Changes in operating assets and liabilities:
Restricted cash	2,125	-
Trade receivables	(47,985)	17,521
Inventory	(3,071)	(4,319)
Prepaid expenses and other current assets	3,318	3,963
Other assets	1,021	290
Accounts payable	(3,954)	(9,713)
Accrued liabilities and other long-term liabilities	33,296	(42,762)
Net cash provided by (used in) operating activities	49,404	(120,411)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(9,371)	(15,135)
Proceeds from sale of property and equipment	-	2
Net cash used in investing activities	(9,371)	(15,133)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior secured notes, net	-	775,000
Proceeds from issuance of term loan, net	-	344,750
Repayment of long-term debt	(19,374)	(1,006,249)
Proceeds from or (repayment of) revolving credit agreement, net	(10,000)	-
Debt issuance costs	(84)	(23,683)
Net cash provided by (used in) financing activities	(29,458)	89,818
Net increase (decrease) in cash and cash equivalents	10,575	(45,726)
Cash and cash equivalents-beginning of period	54,686	502,726
Cash and cash equivalents-end of period	$ 65,261	$ 457,000